Blazzard, Grodd & Hasenauer, P.C.
4401 West Tradewinds Avenue, Suite 207
Fort Lauderdale, Florida 33308
(954)771-6667

April 20, 2001

Board of Directors
Business Men's Assurance Company of America
700 Karnes Boulevard
Kansas City, MO 64108

Re:  Opinion of Counsel - BMA Variable Annuity Account A

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment to a Registration Statement on Form N-4 for the Individual Flexible Payment Deferred Variable Annuity Contract (the "Contract") to be issued by Business Men's Assurance Company of America and its separate account, BMA Variable Annuity Account A.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.


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We are of the following opinions:

     1. BMA Variable Annuity Account A is a Unit Investment Trust as the term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to
Section 8(a) of the "Act."

     2. Upon the acceptance of purchase payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully-paid, non- assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.

By:    /S/ JUDITH A. HASENAUER
      -------------------------
      Judith A. Hasenauer